Exhibit 99.02

Xcel Energy’s Environmental Leadership Strategy Olon Plunk Vice President - Environmental Services June 20, 2006

Overview Increasing regulatory requirements Growth opportunities Customer support Good for business; good for communities Environmental leadership – an Xcel Energy priority

Environmental Leadership Pyramid Compliance Reputation & Leadership Projects Policy Positions & Growth Opportunities

Compliance Outstanding environmental compliance No significant violations Excellent operating performance Proactive emission reductions MN and Denver voluntary projects Comanche 3 Strong governance Environmental Council

Existing Environmental Controls 4 dry sorbent injection systems 5 lime spray dryers 2 lime spray dryers planned (’08) Low sulfur coal 2 wet scrubber systems 1 lime spray dryer MERP SO2 9 low-NOx burners 2 units planned (’07-’08) Tangential firing with over-fire air 5 units planned under CAIR 1 low-NOx burner 2 units planned under CAIR MERP NOx 14 fabric filter systems 4 fabric filter systems 1 ESP 6 ESPs 2 wet ESPs 2 fabric filter systems MERP 1 multi-clone Particulate PSCo 14 Coal Units SPS 5 Coal Units NSP 11 Coal Units

Growth Opportunities Voluntary emission reductions Minnesota MERP New technology investment IGCC bill in Colorado Potential renewable energy investment Environmental assets Emission allowances and renewable energy credits

Reputation/leadership Reporting Triple Bottom Line Disclosure Relationships Comanche 3 settlement Environment and community relations/ franchises

Renewable Energy Leadership #1 wind energy buyer #1 green-pricing program Industry-leading wind integration experience Operational impact and cost studies for all major operating systems Expect 2,500 MW of wind on system by end of 2007

Wind and Xcel Energy

Carbon Management Strategy 7% intensity reduction from 2003 to 2012 Cumulative 12 million ton emission reduction from 2003 to 2009 On target to meet goals How - renewables, energy efficiency and conservation, MERP repowering Carbon sequestration research, new technology (IGCC), plant efficiency improvements Voluntary carbon management strategy

Environmental Regulation Clean Air Interstate Rule (CAIR) Clean Air Mercury Rule (CAMR) Regional haze

CAIR Reductions in SO2 and NOx emissions Power plants in 28 eastern states Uses cap and trade system of allowances Impacts Xcel Energy in Texas, Minnesota and Wisconsin SPS SO2 allowances sufficient to mid-2011 NOx compliance by 2009; low NOx burners NSP - MN Use surplus allowances for SO2 NOx compliance by 2009 Combustion Controls (3 units)

CAMR Affects all coal- or oil-fired units > 25 MW Requires continuous emission monitors by 2009 38-ton cap in 2010; 15-ton cap in 2018 Units allocated allowances - banking and trading States can adopt Federal Model Rule or develop their own rules TX to adopt Federal Model Rule CO looking at lower allowance allocations than Federal Model Rule MN anticipated to adopt Federal Model Rule following legislation passage

MN Mercury Legislation Extends existing MERP legislation through 2013 Rate rider cost recovery For monitors, controls, construction work in progress, O&M associated with controls and studies Other controls mandated after 2004

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